NON NEGOTIABLE PROMISSORY NOTE

Amount  $3,500,000
                                                            November 17, 2000

         Gemini VII, Inc., a corporation formed under the laws of the State of Delaware with offices at 700 Gemini, Suite 100, Houston, Texas 77058 (herein called the "Maker"), for good and valuable consideration, the receipt of which is hereby acknowledged, hereby promises to pay to The Sagemark Companies, Ltd., a New York corporation with offices at c/o Martin Siegel, Esq., Berlack, Israels & Liberman, LLP, 120 West 45th Street, New York, NY 10036 (herein called the "Payee"), the principal sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (or such lesser principal amount as may be outstanding, when due) (the "Principal"), all on and subject to the terms and conditions hereinafter set forth:

         1. INCORPORATION BY REFERENCE. Reference is made to that certain Stock Purchase Agreement dated as of November 17, 2000 by and between Maker and Payee (the "Stock Purchase Agreement") and to that certain Guaranty of even date herewith executed by Frank DeLape and Richard Young (the "Guaranty"), the terms of which are incorporated herein by reference thereto. To the extent any capitalized terms are used but not defined herein, such terms shall have the meanings ascribed to them in the Stock Purchase Agreement or the Guaranty.

         2. PAYMENT TERMS. Maker shall pay to Payee, without set-off or deduction, the Principal of this Note on the later of November 30, 2009 or the date of expiration of the term of the Partnership Agreement (the "Maturity Date"), subject to prepayment as provided in Section 3 hereof.

         3. PREPAYMENT. Notwithstanding the foregoing, Maker shall be obligated to mandatorily prepay, without penalty or premium, the Principal of this Note within ten (10) business days after any of such dates, if any, prior to the Maturity Date, that (a) Sagemark Management, LLC ("SML") receives, directly or indirectly, in accordance with the terms of that certain Agreement of Limited Partnership dated November 30, 1999 (the "Partnership Agreement") of Sagemark Capital LP (the "Partnership"), any distributions from the Partnership (but only in such amounts as shall be equal to the amounts of any such distributions to SML, LESS the amount of all applicable Federal, state and local taxes computed at the maximum applicable tax rate (i.e., the maximum Federal tax rate is currently 39.8%) and any amounts, if any, paid to Scott Cook (or his designee) by SML solely from such distributions (the "Scott Deduction") if Scott Cook (or his designee) hereafter becomes a member of SML, divided by 2, PROVIDED THAT the Scott Deduction does not exceed 33-1/3% of the amount of any such distributions), or (b) Maker receives the proceeds from the sale of any or all of the shares of capital stock of Gavelnet.com, Inc. or JewelersEdge, Inc. owned by Maker to the full extent of any such proceeds, less the amount of all applicable taxes. Maker may prepay this Note, in whole or in part, and from time to time prior to the Maturity Date, without penalty or premium. This Note shall be non-interest bearing and, notwithstanding any provision of this Note or the Stock Purchase Agreement or the Guaranty to the contrary, the Principal of this

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Note shall be reduced on the Maturity Date by an amount equal to and measured by
$3,500,000, less the aggregate amount of all such distributions and sales proceeds which are referred to in clauses 3(a) and 3(b) above (i.e., there will be no amounts due under this Note if, on the Maturity Date, there have been no such distributions or sales proceeds prior to such Maturity Date). NOTWITHSTANDING ANY OTHER PROVISION OF THIS NOTE TO THE CONTRARY, THE
OBLIGATIONS OF MAKER AND THE GUARANTORS HEREUNDER SHALL BE WITH RECOURSE TO
MAKER AND THE GUARANTORS ONLY TO THE EXTENT OF ANY NON-PAYMENT OF THE PRINCIPAL OF THIS NOTE AS A RESULT OF A BREACH OF THE MANDATORY PREPAYMENT PROVISIONS SET FORTH IN THIS PARAGRAPH.

         4. PLACE AND MANNER OF PAYMENT. All payments of Principal under this Note shall be made to Payee on or before the due date thereof (except with respect to the mandatory prepayments of Principal described in Section 2 hereof which shall be due and payable as provided therein with respect thereto) at Payee's address set forth above or at such other address or to such other bank account of Payee as Payee may, from time to time, designate in writing to Maker prior to the due date of any such payment. If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day.

         5. WAIVER OF PRESENTMENT, DEMAND AND NOTICE. Maker hereby waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the terms of this Note (except as specifically provided elsewhere in this Note) and Maker hereby agrees that the liability under this Note shall be without regard to the liability of any other party, including the Guarantors or any other guarantor of this Note, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee. Maker hereby agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note without notice to Maker and without affecting Maker's liability hereunder.

         6. REMEDIES CUMULATIVE. The rights and remedies of Payee provided in this Note shall be cumulative and concurrent and exclusive of all rights and remedies provided by law or in equity and Payee may, at its election, pursue its rights and remedies hereunder or thereunder, singly, successively, or together, at the sole discretion of Payee, and all of such rights and remedies may be exercised separately as often as occasion therefor shall occur. The failure of Payee to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

         7. SEVERABILITY; LAWFUL INTEREST. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be unaffected thereby.

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         8.   NO WAIVER BY PAYEE. Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in any such writing. A waiver of one event shall not be construed as continuing or constitute a bar to or waiver of any right or remedy with respect to a subsequent event.

         9. MODIFICATION; GOVERNING LAW. The provisions of this Note represent the entire agreement and understanding of Maker and Payee with respect thereto (except for the applicable provisions of the Stock Purchase Agreement) and may not be modified or amended except by an instrument in writing signed by the party to be bound thereby. To the extent that there is any inconsistency between the terms of this Note and the terms of the Stock Purchase Agreement, the terms of this Note shall govern and be controlling. This Note and the respective rights and obligations of Maker and Payee hereunder shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein and without regard to the principles of conflicts of laws thereof. The parties hereto hereby agree that any suit or proceeding arising under or as a result of this Agreement, the Guaranty or the consummation of the transactions contemplated hereby, shall be brought solely in a Federal or state court located in the County of New York, State of New York. By their execution hereof, the parties hereto irrevocably consent and submit to the IN PERSONAM jurisdiction of the Federal and state courts located in the County of New York, State of New York, and agree that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon them personally or by certified or registered mail, return receipt requested, addressed to the Maker and Payee at their respective addresses set forth on the first page of this Agreement (and to the Guarantors at their respective addresses set forth in the Guaranty) (or at such other address as either Maker, Payee or the Guarantors may notify the other of, in writing), or by a nationally recognized overnight courier service which provides evidence of delivery, with the same force and effect as if personally served upon them in such county and state. Maker and Payee each waive any claim that any such jurisdiction is not a convenient forum, or that there is another more convenient forum, for any such suit or proceeding and any defense of lack of IN PERSONAM jurisdiction with respect thereto.

         10. NOTICES. All notices, consents, requests, demands and other communications required or permitted to be given under this Note shall be in writing and delivered to Maker or the Guarantors personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to Maker or the Guarantors at their respective addresses referred to in Paragraph 8 above. All such notices, consents, requests, demands and other communications shall be deemed given when personally delivered, as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

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         11.  BINDING EFFECT. This Note shall be binding upon Maker and the
Guarantors and their respective heirs, personal representatives, successors and assigns and shall inure to the benefit of Payee and its successors and assigns. Maker shall not have the right to assign this Note, or any of its obligations hereunder, without the written consent of Payee.

         12. FURTHER ASSURANCES. Maker hereby agrees that, at any time and from time to time after the date hereof, upon the reasonable request of Payee and at Payee's expense, it shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Note or the Guaranty or to confirm or otherwise effectuate the provisions of this Note or the Guaranty.

         13. COLLECTION COSTS. In the event that any action or proceeding is instituted to enforce the provisions of this Note, the party prevailing therein shall be entitled to reimbursement of its reasonable costs in connection therewith (including its reasonable counsel fees and disbursements). In addition, in such event, if the Payee prevails in any such action or proceeding, it shall also be entitled to receive interest at the rate of 10% per annum from the date of Maker's default to the date of payment, only on such portion of the unpaid Principal of this Note which is in default.

         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be signed and dated the day and year above written.

WITNESS:                                GEMINI VII, INC.

                                        By: /s/ RICHARD YOUNT
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                                            Richard Young, President
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